EXHIBIT 8.2

[LETTERHEAD OF CROWE, CHIZEK AND COMPANY LLP]

March 27, 2002

Board of Directors
Pacific Trust Bank
610 Bay Boulevard
Chula Vista, California 91910

RE:	California Income Tax Consequences of the Conversion of Pacific Trust Bank From a Federally-Chartered Mutual Savings Bank to a Federally-Chartered Stock Savings Bank

Members of the Board:

In accordance with your request we render our opinion relating to the California income and franchise tax consequences of the conversion ("Conversion") of Pacific Trust Bank ("Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank in accordance with the Plan of Conversion dated March 1, 2002 ("Plan").

Statements of Facts

The facts and circumstances surrounding the proposed conversion are quite detailed and are described at length in the Plan. However, a brief summary of the proposed conversion is as follows:

Pacific Trust Bank is a federal chartered mutual savings bank. As a mutual savings bank, Pacific Trust Bank has no authorized stock. For what are stated to be valid business reasons, the Bank wishes to amend its charter to permit it to continue operations in the form of a federal stock institution. In connection with the proposed charter conversion, Pacific Trust Bank will become a wholly-owned subsidiary of First Pac Trust Bancorp, Inc. (the "Holding Company"), a newly organized corporation.

Opinion

You have provided us with a copy of the federal income tax opinion of the proposed transaction prepared by Silver, Freedman & Taff, L.L.P. dated March 27, 2002, (the "Federal Tax Opinion") in which they have opined, inter alia, that the transaction will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

Pacific Trust Bank
March 27, 2002

Our opinion regarding the California income and franchise tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion and the Plan. Our opinion on the California income and franchise tax consequences assumes that the final federal income tax consequences of the proposed transaction will be those outlined in the Federal Tax Opinion.

Should it finally be determined that the facts, assumptions and federal income tax consequences are not as outlined in the Federal Tax Opinion, the California income and franchise tax consequences and our California tax opinion will differ from what is contained herein. Our opinion is based on the current California law, which is subject to change.

Our opinion adopts and relies upon the facts, assumptions, and conclusions as set forth in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the California income and franchise tax consequences of the proposed transaction.

(1)	No gain or loss will be recognized by the Bank upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Sec. 24271, Revenue and Taxation Code)

(2)	No gain or loss will be recognized by Holding Company upon the receipt of money for Holding Company Conversion Stock. (Sec. 24271, Revenue and Taxation Code)

(3)	The basis of Bank's assets in the hands of Converted Bank will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction. (Sec. 24271, Revenue and Taxation Code)

(4)	Converted Bank's holding period of the assets of Bank will include the period during which such assets were held by Bank prior to the Conversion. (Sec. 24271, Revenue and Taxation Code)

(5)	The tax year of Bank prior to the Conversion will be includible in the tax year of Bank after the Conversion. Therefore, Bank will not have to file a separate California income tax return for the portion of the tax year prior to the Conversion. (Sec. 24632, Revenue and Taxation Code)

(6)	Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Bank, Subscription Rights and/or interest in the liquidation account of Converted Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion, and our reliance on such opinion, that the Subscription Rights have no ascertainable fair market value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors

Pacific Trust Bank
March 27, 2002

upon receipt or distribution of Subscription Rights. (Sec. 17073, Revenue and Taxation Code). Likewise, based upon the Federal Tax Opinion, the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we are of the opinion that it is more likely than not that: (a) no taxable income will be recognized by depositors, borrowers, directors, officers and employees of Bank upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Conversion Stock (Sec. 17073, Revenue and Taxation Code); and (b) no taxable income will be realized by Bank, Converted Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Bank to purchase shares of Holding Company Conversion Stock. (Sec. 24271, Revenue and Taxation Code)

Notwithstanding the foregoing, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Converted Bank may be taxable on the distribution of the Subscription Rights. (Sec. 24271, Revenue and Taxation Code; Sec. 17073, Revenue and Taxation Code)

(7)	The creation of the liquidation account on the records of Converted Bank will have no effect on Bank's or Converted Bank's taxable income, deductions, or tax bad debt reserve. (Sec. 24271, Revenue and Taxation Code)

(8)	A depositor's basis in his Deposit Account(s) of Converted Bank will be the same as the basis of his Deposit Account(s) in Bank. The basis of the Subscription Rights will be zero unless they have a taxable value. The basis of the interest in the liquidation account of Converted Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Bank, which in this transaction we assume to be zero. (Sec. 17073, Revenue and Taxation Code)

(9)	The basis of Holding Company Conversion Stock to its shareholders will be the purchase price thereof, plus the basis, if any, of nontransferable subscription rights. (Sec. 17073, Revenue and Taxation Code)

(10)	A shareholder's holding period for Holding Company Conversion Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. The holding period for the Holding Company Conversion Stock purchased pursuant to the Direct Community Offering, Public Offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Sec. 18151, Revenue and Taxation Code)

(11)	Regardless of any book entries that are made for the establishment of the liquidation account, the reorganization will not diminish the accumulated earnings and profits of Bank available for the subsequent distribution of dividends. Converted Bank will

Pacific Trust Bank
March 27, 2002

succeed to and take into account the earnings and profits or deficit in earnings and profits of Bank as of the date of Conversion. (Sec. 24271, Revenue and Taxation Code)

The above opinions are effective to the extent that Bank is solvent. No opinion is expressed about the tax treatment of the transaction if Bank is insolvent. Whether or not Bank is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the California Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the California income tax consequences, if any.

This opinion letter is issued to you in connection with the requirements of the Plan and no other person or entity may rely hereon without our express written consent. A copy of this opinion letter may be attached to required regulatory filings with the Securities and Exchange Commission, the Office of Thrift Supervision and/or other regulatory bodies required to consummate the transaction.

Very truly yours,

/s/ Crowe, Chizek and Company

Crowe, Chizek and Company LLP